  EXHIBIT 4.1

THIS SUBORDINATED NOTE AND ANY DEBT RELATED SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS: (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES; (ii) THE MAKER RECEIVES AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE MAKER STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION; OR (iii) THE MAKER OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION

THIS NOTE AND THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED IN PAYMENT TO THE OBLIGATIONS OF MAKER TO ACF FINCO I LP PURSUANT TO THE TERMS AND PROVISIONS OF A SUBORDINATION AND INTERCREDITOR AGREEMENT DATED January 20, 2017 BETWEEN ACF FINCO I LP AND ENOCH S. TIMOTHY AND DOROTHY TIMOTHY, THE ORIGINAL HOLDERS OF THIS NOTE

SUBORDINATED NONNEGOTIABLE PROMISSORY NOTE

$1,000,000	Dallas, Texas
January 20, 2017

FOR VALUE RECEIVED, GEE GROUP, INC., an Illinois corporation (“Maker”), promises to pay to Enoch S. Timothy and Dorothy Timothy (collectively, “Payee”), in lawful money of the United States of America, the principal sum of $1,000,000, together with interest in arrears on the unpaid principal balance at an annual rate of 5.5%, in the manner provided below. Interest will be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

This Subordinated Nonnegotiable Promissory Note (“Subordinated Note”) has been executed and delivered pursuant to, and is subject to the terms and conditions of, a Stock Purchase Agreement dated January 1, 2016, among Maker and Sellers named therein, including Payee, as amended by an Addendum No. 1 to Stock Purchase Agreement dated January 20, 2017 (as so amended, the “Purchase Agreement”) which is, by this reference, incorporated in, and made a part of, this Subordinated Note. Capitalized terms used in this Subordinated Note without definition have the respective meanings given to them in the Purchase Agreement.

1. PAYMENTS

(a)	Interest only will be paid in 36 consecutive monthly payments of $4,583.33 beginning on the thirty first (31st) day after the date of this Subordinated Note (adjusted to be payable on the first Business Day after such date if it falls on a weekend or federal holiday);

(b)	Principal shall be paid in a balloon payment of $1,000,000 (or any remaining balance, if a different amount remains outstanding at such time) on the third (3rd) anniversary of the date of this Subordinated Note;

(c)	All payments of principal and interest on this Subordinated Note will be made by check at 3302 Wilton Woods Court, Colleyville, Texas 76034, or at such other place in the United States of America as Payee may designate to Maker in writing or by wire transfer of immediately available funds to an account as Payee may designate to Maker in writing. If any payment of principal of, or interest on, this Subordinated Note becomes due on a day that is not a Business Day, such payment will be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Subordinated Note.

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(d)	Maker may, without premium or penalty paid to Payee, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Subordinated Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment (subject to the rights of Senior Lenders and the restrictions set forth in Paragraph 2 below, as applicable). Any partial prepayments will be applied to installments of principal in inverse order of their maturity.

(e)	Maker may withhold and set off against any amount due on this Subordinated Note, the amount of any claim for indemnification, payment, or reimbursement to which Maker may be entitled arising from the Purchase Agreement, any other agreement entered into pursuant to the Purchase Agreement, or otherwise.

2. SUBORDINATION

(a)	Payee by acceptance of this Subordinated Note agrees that the indebtedness evidenced by this Subordinated Note, and any renewals or extensions thereof, shall at all times and in all respects be subordinate and junior in right of payment to any Senior Indebtedness now or hereafter existing. “Senior Indebtedness” shall have the meaning given such term in the Purchase Agreement.

As used in this Subordinated Note, the term ‘Senior Lender’ shall have the meaning given such term in the Purchase Agreement.

(b)	Notwithstanding anything to the contrary in Paragraph 1 or 3 (or otherwise) of this Subordinated Note, prior to the date on which all Senior Indebtedness is repaid (“Senior Indebtedness Repayment Date”), (i) if a default or an Event of Default is then existing and continuing on or under any of the Senior Indebtedness or the provisions of any document evidencing or securing the Senior Indebtedness (called “Senior Loan Documents”), or (ii) if a payment made or to be made by Maker under or towards the obligations under this Subordinated Note (or any related document), including without limitation scheduled, unscheduled, post-acceleration or as an early (pre-) payment, is or would (including with notice or the passage of time) represent or cause a default or Event of Default under the Senior Indebtedness or any document evidencing or securing the Senior Indebtedness, then no payment either of principal or interest (notwithstanding the expressed maturity or any time for the payment of principal of or interest on this Subordinated Note) or any other amount due under this Subordinated Note shall be made on this Subordinated Note, and the Payee or any legal holder of this Subordinated Note will take no steps, whether by suit or otherwise, to compel or enforce the collection of this Subordinated Note or to enforce any lien or security interest related right in connection with the Subordinated Note debt obligation (other than and only to the extent necessary to preserve its subordinated lien rights and lien priority in the applicable assets and only so long as that specific enforcement action or activity does not impair the rights of any Senior Lender or its enforcement of its senior debt or represent a default under the terms of any Senior Loan Documents or the other Senior Indebtedness loan documents, and subject to the remaining provisions of this instrument under this Paragraph 2), nor will the Payee or legal holder use this Subordinated Note by way of counterclaim, setoff, recoupment or otherwise so as to diminish, discharge or otherwise satisfy in whole or in part any indebtedness or liability of the Payee or such holder to the Maker, whether now existing or hereafter arising and howsoever evidenced, unless in each case the applicable Senior Lender consents or agrees to same in writing.

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(c)	In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, relative to the Maker or to its creditors, as such, or to its property, and in the event of any proceedings, for voluntary liquidation, dissolution or other winding-up of the Maker, whether or not involving insolvency or bankruptcy, then the holder of Senior Indebtedness shall be entitled to receive payment in full of all principal, premium and interest on all Senior Indebtedness before the Payee is entitled to receive any payment on account of principal, premium or interest upon this Subordinated Note.

(d)	The Payee and each and every other legal holder of this Subordinated Note by acceptance hereof agrees for the benefit of each holder of Senior Indebtedness (and for the benefit of each Senior Lender of future Senior Indebtedness expressly contemplated within the definitions thereof in this Subordinated Note, upon the written request of Maker (for a prospective lender) or a then current Senior Lender) to promptly execute and deliver a subordination and inter-creditor agreement confirming the subordination of this note to that current or prospective Senior Lender’s priority rights in the form and substance as reasonably requested by the applicable current or prospective Senior Lender.

(e)	No present or future holder of Senior Indebtedness shall be prejudiced in his right to enforce subordination of this Subordinated Note by any act or failure to act on the part of the Maker. The provisions of this Subordinated Note are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the Payee or other legal holder of this Subordinated Note on the other hand and nothing herein shall impair as between the Maker and the Payee or other legal holder of this Subordinated Note the obligation of the Maker, which is unconditional and absolute, to pay to the holder hereof the principal, premium, if any, and interest thereon in accordance with its terms, nor shall anything herein prevent the Payee or other legal holder of this Subordinated Note from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights, if any, under this Subordinated Note of holder of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the Payee or other legal holder of this Subordinated Note.

(f)	Maker agrees, for the benefit of the holders of Senior Indebtedness, that in the event that this Subordinated Note or portion thereof shall become due and payable before its expressed maturity for any reason other than the mere passage of time (a) Maker will give prompt notice in writing of such happening to the holders of Senior Indebtedness and (b) subject to the terms and provisions of the applicable Senior Loan Documents, any and all Senior Indebtedness shall forthwith become immediately due and payable upon demand by the holder thereof, regardless of the expressed maturity thereof.

(g)	The Payee and each and every other legal holder of this Subordinated Note by acceptance hereof shall undertake and agree for the benefit of each holder of Senior Indebtedness (or the benefit of a prospective holder of Senior Indebtedness, upon the written request of Maker or a current Senior Lender) to execute, verify, deliver and file any (a) proofs of claim, consents, assignments or other instruments which the holder of any Senior Indebtedness may at any time require in order to prove and realize upon any rights or claims pertaining to this Subordinated Note and to effectuate the full benefit of the subordination contained herein; and upon failure of the Payee or other legal holder of this Subordinated Note so to do such holder of Senior Indebtedness shall be deemed to be irrevocably appointed the agent and attorney-in-fact of the Payee or other legal holder of this Subordinated Note to execute, verify, deliver and file any such proofs of claim, consents, assignments or other instruments, and (b) any and all subordination agreements and other indicia of subordination.

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(h)	Except for (and only to the extent of) amounts paid and received subject to and in accordance and compliance with the terms of this Subordinated Note, as applicable, Payee agrees by acceptance of this Subordinated Note that he shall immediately repay to the Maker any amounts he receives as payment of this Subordinated Note from the Maker so long as any Senior Indebtedness is outstanding.

3. ELECTION FOR PAYMENT IN GEE SHARES

Maker may, at Maker’s option ( in Maker’s sole discretion), elect to make one or more payments of principal due under this Subordinated Note in the form of common stock shares of the Maker (the “PIK Shares”), the number of such shares being based on the un-weighted average closing price of the publicly traded GEE stock (NYSE:JOB) during the twenty (20) trading days preceding the date of Maker’s election to make such payment in GEE stock (the “Payment Issue Price'"), provided however, that if, during such twenty day trading period, Buyer pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any additional shares of GEE Common Stock (a ”Stock Event”), then the closing prices used in the above calculation shall be appropriately adjusted to provide the Payee the same economic effect as contemplated by this Note prior to such action. Maker shall provide Payee with written notice of his election under this Paragraph 3 at least thirty (30) days prior to the payment due date and shall deliver the certificates of PIK Shares to Payee within thirty (30) days after such due date. This Note is being issued pursuant to Addendum#1 to the Stock Purchase Agreement between Maker and Payee dated on or about the date of this Note (the “Addendum”). If any PIK Shares are issued, they shall be subject to the restrictions set forth in the Addendum.

4. DEFAULTS

(a)	The occurrence of any one or more of the following events with respect to Maker will constitute an event of default under this Subordinated Note (“Event of Default”):

(i)	If Maker fails to pay when due any payment of principal of, or interest on, this Subordinated Note and such failure continues for fifteen (15) days after Payee notifies Maker of such failure to pay in writing; provided, however, that the exercise by Maker in good faith of its right of setoff pursuant to Paragraph 1(d) above, whether or not ultimately determined to be justified, will not constitute an Event of Default.

(ii)	If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker: (A) commences a voluntary case or proceeding; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (D) makes an assignment for the benefit of its creditors; or (E) admits in writing its inability to pay its debts as they become due.

(iii)	If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against Maker in an involuntary case; (B) appoints a trustee, receiver, assignee, liquidator, or similar official for Maker or substantially all of Maker’s assets; or (C) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 60 days.

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(b)	Upon the occurrence of an Event of Default under Paragraph 4(a)(i) (unless all Events of Default have been cured by Maker or waived by Payee), Payee may, at its option, subject to the provisions of Paragraph 2 [and 3] above, (i) by written notice to Maker, declare the entire unpaid principal balance of this Subordinated Note, together with all accrued and unpaid interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including the right to collect from Maker all amounts due under this Subordinated Note. Upon the occurrence of an Event of Default under Paragraph 4(a)(ii) or (iii) of this Subordinated Note, the entire unpaid principal balance of this Subordinated Note, together with all accrued and unpaid interest thereon, will become immediately due and payable, subject to the provisions of Paragraph 2 [and 3] above.

(c)	Upon the occurrence of an Event of Default, as described under Paragraph 4 of this Subordinated Note, prior to the date on which all Senior Indebtedness is repaid, the Payee may elect (provided the Payee elects to and does duly declare an Event of Default, subject to and in accordance with the terms of this instrument) to receive the (entire) payment of the then remaining principal amount due under this Subordinated Note plus all accrued and previously unpaid interest thereon (“Default Amount for Share Exchange”) in the form of common stock shares of the Maker, the number of such shares being based on the un-weighted average closing price or the publicly traded GEE stock (NYSE:JOB) during the twenty (20) trading days preceding the date of date of the Seller’s election (the “Default Issue Price'"), calculated as follows: (i) that number of fully paid and non-assessable shares of the Maker’s Common Stock, multiplied by (ii) the Default Issue Price as is equal to the Default Amount for Share Exchange (subject to any stock splits, sub-divisions, stock dividends, combinations and the like affecting the Common Stock). Payee acknowledges that any such election by the Payee in accordance with this Paragraph 4 above shall be binding upon Payee; and provided Payee’s right to exercise this remedy shall apply only so long as (a) such exercise does not represent a default or Event of Default under the (or any) Senior Indebtedness (or any related Senior Loan Documents evidencing or securing same), or (b) the applicable Senior Lender(s) consents or agrees to same in writing.

5. MISCELLANEOUS

(a)	Waivers of Presentment, Demand, etc. No delay or omission on the part of Payee in exercising any right under this Subordinated Note will operate as a waiver of that right, or of any other rights under this Subordinated Note. Presentment, demand, protest, notice of dishonor, and all other notices are waived by Maker.

(b)	Assignments and Successors. This Subordinated Note may not be assigned or transferred by Payee without the prior written consent of Maker. Any purported assignment or transfer without such prior written consent will be void. Subject to the foregoing, this Subordinated Note will inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of Payee.

(c)	Attorneys’ Fees. If any legal action, arbitration proceeding or similar proceeding is brought for the enforcement or interpretation of this Agreement or any of its provisions, the suc-cessful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and costs, in addition to any other relief which may be granted. This shall apply, without limitation, to any appeals or remands.

(d)	Governing Law. All matters relating to or arising out of this Subordinated Note will be governed by and construed and interpreted under the laws of the State of Florida, without regard to conflicts-of-laws principles that would require the application of any other law.

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(e)	Notices. Any notice required or permitted to be given under this Subordinated Note shall be given in accordance with the “Notice” provisions in Section 11(h) of the Purchase Agreement.

(f)	Severability. If any provision of this Subordinated Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Subordinated Note will remain in full force and effect. Any provision of this Subordinated Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g)	Usury Savings. In no event will Payee be entitled to unearned or unaccrued interest or other charges or rebates, except as may be authorized by law; nor will Payee be entitled to or receive at any time any charges not allowed or permitted by law, or any interest in excess of the highest lawful rate. Any payments of interest in excess of the highest lawful rate will be credited by Payee on interest accrued or principal or both; except that Maker will have an option to demand refund as to any interest or charges in excess of the highest lawful rate.

(h)	Waiver of Jury Trial. MAKER AND PAYEE (AND ANY LEGAL HOLDER EACH BY ITS ACCEPTANCE OF THIS SUBORDINATED NOTE) AGREE AS FOLLOWS: (a) EACH OF THEM KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION (AN “ACTION”) BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBORDINATED NOTE OR ANY RELATED DOCUMENTS (INCLUDING THE ‘PURCHASE AGREEMENT’), INSTRUMENTS, OR AGREEMENTS (WHETHER ORAL OR WRITTEN AND WHETHER EXPRESS OR IMPLIED AS A RESULT OF A COURSE OF DEALING, A COURSE OF CONDUCT, A STATEMENT, OR OTHER ACTION OF EITHER PARTY); (b) NEITHER OF THEM MAY SEEK A TRIAL BY JURY IN ANY SUCH ACTION; (c) NEITHER OF THEM WILL SEEK TO CONSOLIDATE AN ACTION (IN WHICH A JURY TRIAL HAS BEEN WAIVED) WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED; AND (d) NEITHER OF THEM HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER OF THEM THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

IN WITNESS WHEREOF, Maker has executed and delivered this Subordinated Note as of the date first written above.

GEE GROUP, INC., an Illinois corporation

By:
Name:
Title:

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